UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549



SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.1)*


Nanosphere Inc
(Name of Issuer)


Common Stock, $0.01 par value
(Title of Class of Securities)


63009F204
(CUSIP Number)

June 30, 2016
Date of Event Which Requires Filing of this Statement



Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
x  Rule 13d1(b)
o  Rule 13d1(c)
o  Rule 13d1(d)





*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 63009F204


1


NAME OF REPORTING PERSON
S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON
Gardner Lewis Asset Management, L.P.     23-2778393


2


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *



3


SEC USE ONLY




4


CITIZENSHIP OR PLACE OF ORGANIZATION

285 Wilmington ? West Chester Pike, Chadds Ford, PA  19317




NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

5


SOLE VOTING POWER

0


6


SHARED VOTING POWER

0


7


SOLE DISPOSITIVE POWER

0


8


SHARED DISPOSITIVE POWER

0

9


AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10


CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11


PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

12


TYPE OF REPORTING PERSON *

IA

*SEE INSTRUCTION BEFORE FILLING OUT!


CUSIP No. 63009F204


1


NAME OF REPORTING PERSON
S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON
Gardner Lewis Asset Management, Inc.

2


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *



3


SEC USE ONLY




4


CITIZENSHIP OR PLACE OF ORGANIZATION

285 Wilmington ? West Chester Pike, Chadds Ford, PA  19317




NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

5


SOLE VOTING POWER

0


6


SHARED VOTING POWER

0


7


SOLE DISPOSITIVE POWER

0


8


SHARED DISPOSITIVE POWER

0

9


AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10


CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11


PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

12


TYPE OF REPORTING PERSON *

OO

*SEE INSTRUCTION BEFORE FILLING OUT!










CUSIP No. 63009F204


1


NAME OF REPORTING PERSON
S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON
Gardner Lewis Merger Arbitrage Fund, L.P.  45-3200292


2


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *



3


SEC USE ONLY




4


CITIZENSHIP OR PLACE OF ORGANIZATION

285 Wilmington ? West Chester Pike, Chadds Ford, PA  19317




NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

5


SOLE VOTING POWER

0


6


SHARED VOTING POWER

0


7


SOLE DISPOSITIVE POWER

0


8


SHARED DISPOSITIVE POWER

0

9


AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10


CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11


PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

12


TYPE OF REPORTING PERSON *

PN

*SEE INSTRUCTION BEFORE FILLING OUT!











CUSIP No. 63009F204


1


NAME OF REPORTING PERSON
S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON
Gardner Lewis Partner, LLC

2


CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *



3


SEC USE ONLY




4


CITIZENSHIP OR PLACE OF ORGANIZATION

285 Wilmington ? West Chester Pike, Chadds Ford, PA  19317




NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON
WITH

5


SOLE VOTING POWER




6


SHARED VOTING POWER

0


7


SOLE DISPOSITIVE POWER




8


SHARED DISPOSITIVE POWER

0

9


AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10


CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11


PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0

12


TYPE OF REPORTING PERSON *

OO

*SEE INSTRUCTION BEFORE FILLING OUT!













Item 1.

(a)	Name of Issuer:

	Nanosphere, Inc.??????????

(b)	Address of Issuer?s Principal Executive Offices:

	4088 Commercial Avenue
	Northbrook, IL 60062

Item 2.

(a)	Name of Person Filing

	Gardner Lewis Asset Management, L.P.
	Gardner Lewis Asset Management, Inc.
	Gardner Lewis Merger Arbitrage Fund, L.P.
	Gardner Lewis Partner, LLC

(b)	Address of Principal Business Office

	285 Wilmington ? West Chester Pike, Chadds Ford, PA  19317

(c)	Citizenship:  United States of America

(d)	Title of Class of Securities:  Common Stock, par value $0.01

(e)	CUSIP Number: 63009F204

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

  Broker or Dealer registered under Section 15 of the Act.
  Bank as defined in section 3(a)(6) of the Act
  Insurance Company as defined in section 3(a)(19) of the Act
  Investment Company registered under section 8 of the Investment Company Act
  Investment Advisor registered under section 203 of the Investment Advisers Act of 1940
  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F)
  Parent Holding Company, in accordance with 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
  Group, in accordance with 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

Gardner Lewis Asset Management, L.P. (?GLAM?)
Gardner Lewis Asset Management, Inc. (?GLAM GP?)
Gardner Lewis Merger Arbitrage Fund, L.P. (?Fund?)
Gardner Lewis Partner, LLC (?Fund GP?)

The Fund is a private investment fund. The Fund?s general partner is the Fund GP. GLAM is the investment manager of the Fund, and GLAM GP is the general partner of GLAM.

W. Whitfield Gardner is the sole shareholder of GLAM GP and the sole member of Fund GP. Mr. Gardner disclaims beneficial ownership of the securities listed as beneficially owned by the GLAM, GLAM GP, the Fund, and the Fund GP in this Schedule 13G.

(a) Amount beneficially owned:

0 shares of Common Stock by GLAM and GLAM GP
0 shares of Common Stock by the Fund and Fund GP

(b) Percent of class:

Approximately 0% for GLAM and GLAM GP and 0% for the
Fund and Fund GP as of the date of filing this statement. Based on 52,865,197 shares of Common Stock issued and outstanding as of June 30, 2016 as reported on Amendment No. 4 to the Issuer?s Schedule 14D-9 filed pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934, as amended, on June 30, 2016.

 (c)	Number of shares as to which such person has:
	(i)	sole power to vote or to direct the vote:	0?????
	(ii)	shared power to vote or to direct the vote:	See Item 4(a) above.
	(iii)	sole power to dispose or to direct the disposition of: 	0	?????
	(iv)	shared power to dispose or to direct the disposition of	:  See
 Item 4(a) above.

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following X_.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

The Fund has granted to GLAM, as investment manager, the sole power to manage the Fund?s investments.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10.  Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any ransaction have such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       Gardner Lewis Asset Management, L.P.
By: Gardner Lewis Asset Management, Inc., its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							       W. Whitfield Gardner
							       Chairman and CEO

       Gardner Lewis Asset Management, Inc.

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO

       Gardner Lewis Merger Arbitrage Fund, L.P.
       By: Gardner Lewis Partner, LLC, its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO

 						Gardner Lewis Partner, LLC, its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO


EXHIBIT A


JOINT FILING AGREEMENT

		In accordance with Rule 13d-1(k)(1) under the Securities exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is used in the Schedule
13G referred to below) on behalf of each of them of a statement on Schedule
13G (including amendments thereto) with respect to the Common Stock, par value $0.01 per share, of Nanosphere, Inc. and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute the Agreement this 15th day of July, 2016.


       Gardner Lewis Asset Management, L.P.
By: Gardner Lewis Asset Management, Inc., its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							       W. Whitfield Gardner
							       Chairman and CEO

       Gardner Lewis Asset Management, Inc.

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO

       Gardner Lewis Merger Arbitrage Fund, L.P.
       By: Gardner Lewis Partner, LLC, its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO

 						Gardner Lewis Partner, LLC, its general partner

Dated:  August 3, 2016				By: /s/ W. Whitfield Gardner
							      W. Whitfield Gardner
							      Chairman and CEO


















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